Exhibit 99.1

Contact:
Amy Figueroa
Peregrine Pharmaceuticals
(800) 987-8256
info@peregrineinc.com

PEREGRINE PHARMACEUTICALS REPORTS
FOURTH QUARTER AND FISCAL YEAR 2010 FINANCIAL RESULTS

-- Provides Update on Progress with Phase II Clinical Programs --

TUSTIN, Calif., July 14, 2010 -- Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM), a clinical-stage biopharmaceutical company developing first-in-class monoclonal antibodies for the treatment of cancer and viral infections, today announced financial results for the fourth quarter and fiscal year (FY) 2010 ended April 30, 2010 and provided an update on the progress with its development programs.

“Our clinical, scientific, and operational progress this quarter was unparalleled in the history of our company,” said Steven W. King, president and CEO of Peregrine. “Building on promising results from three Phase II trials demonstrating bavituximab’s broad-spectrum potential in oncology, we recently launched two new randomized Phase IIb trials in non-small cell lung cancer (NSCLC).  These trials are designed to support independent regulatory paths, in refractory and front-line NSCLC, for our novel monoclonal antibody bavituximab.   Looking ahead, we expect to generate important clinical data and news flow from our open-label front-line NSCLC trial, as well as from multiple company-sponsored trials and planned investigator-sponsored trials, building to unblinding top-line data from our refractory Phase IIb NSCLC trial by the end of 2011.”

Recent Highlights and 2010 Milestones

Bavituximab Phase II Cancer Trials
At the American Society of Clinical Oncology (ASCO) Annual Meeting in June, Peregrine presented encouraging overall response rate (ORR) and median progression-free survival (PFS) data from three Phase II trials and expects to report median overall survival once data are mature.

Phase II front-line NSCLC trial showed ORR of 43% of patients (n=49) and median PFS of 6.1 months for patients treated with bavituximab in combination with carboplatin and paclitaxel.  These results exceed the 15% ORR and 4.5 month median PFS of carboplatin and paclitaxel alone from a separate historical trial.

Phase II front-line advanced breast cancer trial showed ORR of 74% of patients (n=46) and median PFS of 6.9 months for patients treated with bavituximab in combination with carboplatin and paclitaxel.  These results exceed the 62% ORR and 4.8 month median PFS of carboplatin and paclitaxel alone from a separate historical trial.

Phase II refractory advanced breast cancer trial showed ORR of 61% of patients (n=46) and median PFS of 7.4 months for patients treated with bavituximab in combination with docetaxel.  This exceeds the 41% ORR of docetaxel alone from a separate historical trial.

Based on the encouraging NSCLC data and significant unmet medical need for refractory patients, Peregrine launched a randomized, placebo-controlled, double-blinded Phase IIb trial and expects to have top-line data unblinded by the end of 2011.  Peregrine also announced today that it has initiated a randomized open-label Phase IIb trial in front-line NSCLC, with enrollment expected to be complete by mid-year 2011 and interim data as the trial progresses.  The Company expects to initiate a third company-sponsored trial by the end of the year.

At the American Association for Cancer Research (AACR) 2010 Annual Meeting, Peregrine reported final Phase Ib trial results demonstrating that bavituximab as a monotherapy appeared safe and well tolerated in patients with advanced solid tumor malignancies, providing additional support for advancing Peregrine’s Phase IIb development of bavituximab.

Cotara® Phase II Brain Cancer Trial
In an ongoing Phase II safety and efficacy trial in up to 40 patients with recurrent glioblastoma multiforme (GBM), the deadliest form of brain cancer, enrollment is more than 75% complete and the trial is expected to be complete by the end of 2010.  Previously reported interim data show median survival ranging from 38 to 41 weeks, compared to 24 weeks for historical control.

Bavituximab Phase I HCV Infection Trial
In an ongoing Phase Ib safety and efficacy trial, up to 24 patients coinfected with hepatitis C virus (HCV) and HIV will be enrolled and treated with bavituximab monotherapy.  Peregrine expects to complete enrollment in this trial by the end of 2010.

Investigator-Sponsored Trials (IST) Program
Peregrine’s recently launched IST program is a cost-effective method to gain valuable information on bavituximab, augmenting its safety database, providing insights into mechanisms of action, and facilitating the evaluation of new indications and therapeutic combinations.  A total of three IST studies are expected to begin by year-end.

Growing Body of Research
At AACR, Peregrine reported that in a model of prostate cancer, treatment using a fully-human PS-targeting antibody combined with androgen deprivation therapy yielded a significant increase in survival time compared to either treatment alone, with no toxicity observed.

At AACR, Peregrine reported its phosphatidylserine (PS)-targeting antibodies reversed tumor-induced immune suppression in a model of breast cancer by facilitating dendritic cell maturation. The therapy also conferred tumor-specific immunity.

A Breast Cancer Research and Treatment publication reported that bavituximab therapy combined with an apoptosis-inducing agent eradicated 30% of tumors in a model of advanced breast cancer.

A Journal of Experimental Medicine publication reported that Peregrine’s PS-targeting antibodies have the potential to inhibit HIV infection in vitro, supporting additional evaluation of these antibodies as potential protection from HIV infection in animal models.

A Current Cancer Therapy Reviews publication highlighted the positive results of Peregrine’s Cotara administration in patients with the aggressive and deadly brain cancer GBM.

Avid Bioservices
Avid Bioservices, Peregrine’s wholly-owned biomanufacturing subsidiary expanded its commercial supply relationship with Halozyme Therapeutics, Inc. with new manufacturing agreements.  At three recent conferences, Avid presented data highlighting the comparability of production run performance between its single-use bioreactors (Thermo Scientific HyClone S.U.B.) and its traditional stainless steel bioreactors and its early adoption of this technology, which provides flexibility and scalability for Avid’s clients.

Financing Activities
In addition to Peregrine’s two sources of revenue, the company increased its cash position during fiscal year 2010 by raising gross proceeds of $26.3 million in exchange for 7.5 million shares of common stock at an average price per share of $3.51 through two At Market Sales Issuance Agreements.  On June 22, 2010, Peregrine entered into a new At Market Sales Issuance Agreement to sell shares of common stock for aggregate gross proceeds of up to $15 million.  As of June 30, 2010, Peregrine had not sold any shares of common stock under this agreement.

Financial Results
Total revenues for the fourth quarter of FY 2010 were $4,420,000, compared to $7,867,000 for the same quarter of the prior fiscal year.  For FY 2010, total revenues were $27,943,000, compared to $18,151,000 for FY 2009.  Peregrine has two sources of revenue, from biomanufacturing services provided to third-party clients by Peregrine’s subsidiary Avid Bioservices and from government contract revenue for services provided under Peregrine’s contract with the U.S. Defense Threat Reduction Agency for the Transformational Medical Technologies Initiative (TMTI).

Total costs and expenses in the fourth quarter of FY 2010 were $11,989,000, compared to $11,239,000 in the fourth quarter of FY 2009.  For FY 2010, total costs and expenses were $41,556,000, compared to $34,467,000 for the same period of the prior fiscal year.  The increases were attributable to higher research and development expenses, primarily to support Peregrine’s contract with TMTI and Phase II bavituximab cancer trials.  For the fourth quarter FY 2010, research and development expenses were $7,130,000, compared to $5,590,000 for the fourth quarter of FY 2009, and were$24,658,000 for FY 2010, compared to $18,424,000 for FY 2009.

Peregrine’s consolidated net loss was $7,741,000, or $0.16 per share, for the fourth quarter of FY 2010, compared to a net loss of $3,609,000, or $0.09 per share, for the same quarter of the prior year.  For FY 2010, net loss was $14,494,000, or $0.30 per share, compared to $16,524,000, or $0.37 per share, for FY 2009.

Peregrine reported $19,681,000 in cash and cash equivalents at fiscal year-end April 30, 2010, compared to $16,837,000 at January 31, 2010, $13,599,000 at October 31, 2009, $12,778,000 at July 31, 2009 and $10,018,000 at fiscal year-end April 30, 2009.

More detailed financial information and analysis may be found in Peregrine’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission today.

Conference Call
Peregrine will host a conference call and webcast today July 14, 2010, at 4:30 p.m. EDT (1:30 p.m. PDT).

•	To listen to the live webcast or access the archived webcast available for 30 days, please visit: www.peregrineinc.com.

•
To listen to the conference call, please call (800) 967-7143 or (719) 325-2490 and request the Peregrine Pharmaceuticals call or use passcode 4271573.  A replay of the call will be available starting approximately one hour after the conclusion of the call through July 21, 2010 by calling 888-203-1112 or 719-457-0820 and using passcode 4271573.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials for the treatment of cancer and serious viral infections. The company is pursuing multiple clinical programs in cancer and hepatitis C virus infection with its lead product candidate bavituximab and novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may experience delays in clinical trial patient enrollment, the risk that the results of the Phase IIb future clinical trials may not correlate with the results from prior clinical and preclinical studies, the risk that the company may not have or be able to raise sufficient financial resources to complete the Phase IIb trials,, the risk that Avid’s revenue growth may slow or decline, the risk that Avid may experience technical difficulties in processing customer orders which could delay delivery of products to customers and receipt of payment, the risk that one or more existing Avid customers terminates its contract prior to completion. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2010. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

PEREGRINE PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2010	2009	2010	2009
	unaudited	unaudited
REVENUES:
Contract manufacturing revenue	$2,881,000	$5,009,000	$13,204,000	$12,963,000
Government contract revenue	1,461,000	2,683,000	14,496,000	5,013,000
License revenue	78,000	175,000	243,000	175,000
Total revenues	4,420,000	7,867,000	27,943,000	18,151,000

COSTS AND EXPENSES:
Cost of contract manufacturing	2,229,000	3,392,000	8,716,000	9,064,000
Research and development	7,130,000	5,590,000	24,658,000	18,424,000
Selling, general and administrative	2,630,000	2,257,000	8,182,000	6,979,000

Total costs and expenses	11,989,000	11,239,000	41,556,000	34,467,000

LOSS FROM OPERATIONS	(7,569,000)	(3,372,000)	(13,613,000)	(16,316,000)

OTHER INCOME (EXPENSE):
Interest and other income	20,000	35,000	116,000	200,000
Interest and other expense	(192,000)	(272,000)	(997,000)	(408,000)

NET LOSS	$(7,741,000)	$(3,609,000)	$(14,494,000)	$(16,524,000)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	51,863,157	45,259,223	49,065,322	45,246,293

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.16)	$(0.09)	$(0.30)	$(0.37)

PEREGRINE PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS
AS OF APRIL 30, 2010 AND 2009

	2010	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$19,681,000	$10,018,000
Trade and other receivables, net	1,481,000	1,770,000
Government contract receivables	367,000	1,944,000
Inventories, net	3,123,000	4,707,000
Debt issuance costs, current portion	122,000	229,000
Prepaid expenses and other current assets, net	2,004,000	1,466,000

Total current assets	26,778,000	20,134,000

PROPERTY:
Leasehold improvements	697,000	675,000
Laboratory equipment	4,221,000	4,180,000
Furniture, fixtures and computer equipment	917,000	902,000

	5,835,000	5,757,000
Less accumulated depreciation and amortization	(4,366,000)	(4,076,000)

Property, net	1,469,000	1,681,000

Debt issuance costs, less current portion	21,000	142,000
Other assets	1,067,000	1,170,000

TOTAL ASSETS	$29,335,000	$23,127,000

CONSOLIDATED BALANCE SHEETS
AS OF APRIL 30, 2010 AND 2009 (continued)

	2010	2009
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,259,000	$2,809,000
Accrued clinical trial and related fees	2,666,000	1,664,000
Accrued payroll and related costs	1,623,000	1,580,000
Notes payable, current portion and net of discount	1,893,000	1,465,000
Deferred revenue	2,406,000	3,776,000
Deferred government contract revenue	78,000	3,871,000
Customer deposits	2,618,000	2,287,000
Other current liabilities	860,000	1,412,000

Total current liabilities	14,403,000	18,864,000

Notes payable, less current portion and net of discount	1,315,000	3,208,000
Other long-term liabilities	210,000	154,000
Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock - $.001 par value; authorized 5,000,000 shares; non-voting; none issued	-	-
Common stock - $.001 par value; authorized 325,000,000 shares; outstanding - 53,094,896 and 45,537,711, respectively	53,000	46,000
Additional paid-in-capital	275,208,000	248,215,000
Accumulated deficit	(261,854,000)	(247,360,000)

Total stockholders' equity	13,407,000	901,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$29,335,000	$23,127,000

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